Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet
925.948.3686

CENTRAL GARDEN & PET ANNOUNCES RECORD SECOND QUARTER RESULTS

FOR FISCAL 2006

Sales Increased 6%; Income from Operations Increased 15%

Branded Products, Profit Acceleration Program and Acquisitions Drive Growth

Reiterates Fiscal 2006 EPS Guidance of $2.80 to $2.90 per Fully Diluted Share

WALNUT CREEK, CALIFORNIA, May 3, 2006 – Central Garden & Pet Company (NASDAQ: CENT) today announced second quarter results for its fiscal year ending September 30, 2006.

For the second quarter of fiscal 2006 the Company reported net sales of $401 million, an increase of 6% from $379 million in the comparable 2005 period. Income from operations for the quarter increased 15% to $45.7 million. Net income for the quarter increased 17% to $26.2 million from $22.4 million in the year ago period. Diluted earnings per share increased 13% to $1.17 from $1.04 in the year ago period. Branded product sales increased 9% while sales of other manufacturers’ products, as planned, declined 7%. Depreciation and amortization for the quarter was $6.0 million compared to $4.6 million in the year ago period. The results of the second quarter of fiscal 2006 include costs of $1.6 million related to the Company’s previously announced profit acceleration program, $1.6 million related to the early retirement of a previous credit facility, and $1.4 million related to equity-based compensation. Also, taxes for the quarter reflect a benefit of $2.6 million related to reversal of a tax reserve no longer required.

Net sales for the Garden Products segment were $214 million, a decline of 3% compared to the second quarter of fiscal 2005. Garden branded products sales were relatively flat while sales of other manufacturers’ products declined 13%. The Garden Products segment operating income was $26.4 million in the quarter, an increase of 9% when compared to the second quarter of fiscal 2005. Net sales for the Pet Products segment were $187 million, an increase of 18% compared to the second quarter of fiscal 2005. Pet branded products sales increased 23% and sales of other manufacturers’ products increased 1%. Operating income for the Pet Products segment was $25.1 million in the quarter, an increase of 6%, which includes $1.6 million of profit acceleration program costs, when compared to the second quarter of fiscal 2005.

“The strength of our branded products and our ongoing profit acceleration program produced record results,” commented Glenn Novotny, President and Chief Executive Officer. “We have made significant progress by completing five strategic acquisitions year to date, and we are well positioned to pursue future internal and external growth opportunities.”

The Company updated its fiscal 2006 guidance to account for the impact of acquisitions and its corporate financing initiatives. Net sales for the year are now projected to be between $1.55 billion and $1.57 billion, an increase of approximately $100 million when compared to previous guidance. Operating income is expected to be between $133 million and $137 million, an increase of approximately $17 million when compared to previous guidance. Net income is expected to be between approximately $65 million and $68 million, an increase of approximately $3 million when compared to previous guidance. The corresponding earnings per fully diluted share is expected to be between $2.80 and $2.90, in-line with previous guidance. The fiscal year-ending fully-diluted share count is expected to be approximately 23.3 million, an increase of approximately 1 million shares when compared to previous guidance reflecting the partial-year impact of the Company’s 1.98 million share offering completed in March, 2006. These projected results do not include the impact from any future acquisitions.

For the six months ending March 25, 2006 of fiscal 2006, the Company reported net sales of $694 million, an increase of 8% from $644 million in the comparable 2005 period. Income from operations for the period increased 13% to $55.5 million. Net income for the first six month period increased 16% to $28.8 million from $24.9 million in the year ago period. Diluted earnings per share increased 12% to $1.30 from $1.16 in the year ago period. Branded product sales increased 10% while sales of other manufacturers’ products declined 1%. Depreciation and amortization for the first six month period was $11.2 million compared to $9.1 million in the year ago period. Results for the first six month period of fiscal 2006 include a benefit of $2.6 million related to a reversal of a tax reserve. The results also include costs of $3.2 million related to the Company’s previously announced profit acceleration program and $1.6 million related to the early retirement of a previous credit facility. Costs related to equity-based compensation were an additional $2.5 million.

The Company will discuss its second quarter results for fiscal 2006 on a conference call today at 4:30 p.m. EST. The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, SuperPet, All-Glass Aquarium, Oceanic, Kent Marine, Energy Savers Unlimited, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws, Interpet, Breeder’s Choice and Farnam. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, and decorative outdoor patio products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, Cedar Works, AMDRO, Grant’s, Sevin and Over’n Out. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 25, 2006	March 26, 2005	March 25, 2006	March 26, 2005
Net Sales	$401,332	$378,854	$694,063	$644,430
Cost of Goods Sold and Occupancy	264,580	251,980	465,313	431,515

Gross Profit	136,752	126,874	228,750	212,915
Selling, General and Administrative
Expenses	91,018	87,198	173,241	163,723

Income from Operations	45,734	39,676	55,509	49,192
Interest Expense	(10,227)	(5,610)	(16,571)	(10,908)
Interest Income	602	107	1,287	210
Other Income	1,803	1,974	1,852	1,654

Income Before Income Taxes	37,912	36,147	42,077	40,148
Income Taxes	11,687	13,775	13,292	15,260

Net Income	$26,225	$22,372	$28,785	$24,888

Basic Earnings Per Common Share:	1.21	1.08	1.34	$1.20
Diluted Earnings Per Common Share:	1.17	1.04	1.30	$1.16
Weighted Average Shares Outstanding
Basic	21,694	20,760	21,425	20,658
Diluted	22,415	21,515	22,096	21,391

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 25, 2006	September 24, 2005
Assets
Current Assets:
Cash & Cash Equivalents	$19,147	$28,792
Accounts Receivable	289,096	184,896
Inventories	364,504	270,736
Other Current Assets	34,184	25,853

Total Current Assets	706,931	510,277
Property & Equipment - Net	130,311	110,595
Goodwill	369,209	364,847
Other Assets	378,625	70,630

Total	$1,585,076	$1,056,349

Liabilities & Shareholders’ Equity
Current Liabilities:
Accounts Payable	$139,051	$96,455
Accrued Expenses	79,399	68,152
Current Portion of Long-Term Debt	3,022	2,210

Total Current Liabilities	221,472	166,817
Long-Term Debt	652,790	320,854
Other Long-Term Obligations	19,812	18,500
Convertible Redeemable Preferred Stock	3,000	3,000
Shareholders’ Equity	688,002	547,178

Total	$1,585,076	$1,056,349